Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-240131, 333-237611 and 333-233603 on Form S-8 and No. 333-233601 on Form S-3 of our report dated May 22, 2023 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Aridis Pharmaceuticals, Inc. as of and for the year ended December 31, 2022, included in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Baker Tilly US LLP

Irvine, California

May 22, 2023